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The information in this preliminary prospectus supplement and the accompanying prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 12, 2014)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198513

                      Shares

Radius Health, Inc.

Common Stock

We are offering                      shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol "RDUS." On September 30, 2014, the last reported sale price of our common stock was $21.00 per share.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to Radius Health, Inc. before expenses

(1)    We have agreed to reimburse the underwriters for certain expenses. See "Underwriting."

Delivery of the shares of common stock is expected to be made on or about                             , 2014. We have granted the underwriters an option for a period of 30 days to purchase up to an additional                      shares of our common stock. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable by us will be $                      , and the total proceeds to us, before expenses, will be $                      .

Joint Book Running Managers

Jefferies	Cowen and Company

Prospectus Supplement dated                             , 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under "Where You Can Find More Information; Incorporation by Reference" on page S-17 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. Neither we nor any of the underwriters have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" in this prospectus supplement, the accompanying prospectus and in our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which are incorporated by reference into this prospectus supplement. These and other important factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements."

RADIUS HEALTH and our logo are two of our trademarks that are used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

S-i

 PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including "Risk Factors" beginning on page S-3 of this prospectus supplement, the financial statements and related notes, and the other information that we incorporate by reference into this prospectus supplement, including the section "Risk Factors" in our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014.

Radius Health, Inc.

Our Company

We are a science-driven biopharmaceutical company focused on developing new therapeutics for patients with osteoporosis as well as other serious endocrine-mediated diseases. Our lead product candidate is the investigational drug abaloparatide (BA058), a bone anabolic for the treatment of osteoporosis delivered via subcutaneous injection, which we refer to as abaloparatide-SC. We are currently in Phase 3 development of abaloparatide-SC and expect to announce top-line data from this study in late 2014. If the results are positive, we plan to submit a new drug application, or NDA, in the United States, and a marketing authorization application, or MAA, in Europe, in mid-2015. We hold worldwide commercialization rights to abaloparatide-SC, other than in Japan, and with a favorable regulatory outcome, we anticipate our first commercial sales of abaloparatide-SC will take place in 2016. We are leveraging our investment in abaloparatide-SC to develop a line extension that is designed to improve patient convenience by enabling administration of abaloparatide through a short-wear-time transdermal patch, which we refer to as abaloparatide-TD. We recently completed a successful Phase 2 proof of concept study of abaloparatide-TD.

Our current clinical product portfolio also includes the investigational drug RAD1901, a selective estrogen receptor down-regulator/degrader, or SERD. We are developing RAD1901 at higher doses, for the treatment of metastatic breast cancer, including breast cancer brain metastases, or BCBM, and intend to advance its development with the initiation of two Phase 1 clinical trials, including a maximum tolerated dose study that we commenced recently, and a Phase 1b clinical trial in metastatic breast cancer, which is expected to commence in late 2014. We expect that patients enrolled in the Phase 1b clinical trial will include patients with metastatic breast cancer and patients with metastatic breast cancer that has spread to the central nervous system. The precise population will be defined in the study protocol and determined in conjunction with our investigators. At low doses, RAD1901 acts as a selective estrogen-receptor modulator, or SERM. Low-dose RAD1901 has shown efficacy for the treatment of vasomotor symptoms such as hot flashes in a successful Phase 2 proof of concept study.

Corporate Information

Our principal executive offices are located at 950 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (617) 551-4700. Our website address is www.radiuspharm.com. The information contained in, or accessible through, our website should not be considered a part of this prospectus supplement.

 THE OFFERING

Common stock offered by us	shares
Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares)
Underwriters' Option

We have granted the underwriters an option to purchase up to additional               shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of proceeds

We intend to use the net proceeds of this offering for the development of RAD1901 for the treatment of metastatic breast cancer and vasomotor symptoms and development of our other product candidates and for other general corporate and working capital purposes. Please see "Use of Proceeds" on page S-6 of this prospectus supplement.

Risk factors

See "Risk Factors" beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, for a discussion of factors that you should read and consider before investing in our common stock.

NASDAQ Global Market symbol	RDUS

The number of shares of our common stock to be outstanding after this offering is based on 29,726,194 shares of our common stock outstanding as of June 30, 2014 and excludes:

  •
  2,879,424 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2014, at a weighted average exercise price of $7.26 per share;

  •
  1,371,077 shares of common stock reserved for issuance under our 2011 equity incentive plan as of June 30, 2014; and

  •
  1,409,755 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2014 at a weighted average exercise price of $13.81 per share.

Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

  •
  no exercise of the outstanding options and warrants described above; and

  •
  no exercise by the underwriters of their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, including the risks and uncertainties discussed under "Risk Factors" in our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which are incorporated by reference into this prospectus supplement. If any of the risks incorporated by reference or set forth below occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate substantial dilution of approximately $               per share, representing the difference between the public offering price and our as adjusted net tangible book value as of June 30, 2014. Furthermore, if outstanding options or warrants are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled "Dilution."

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial number of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds of this offering for the development of our product candidates and for other general corporate and working capital purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the SEC filings that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain or incorporate by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as "anticipates," "believes," "expects," "intends," "future," "could," "estimates," "plans," "would," "should," "potential," "continues" and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to:

  •
  our lack of product revenue;

  •
  our need for additional funding, which may not be available, and the risks associated with raising additional capital;

  •
  our current unprofitability and the risk that we may never become profitable;

  •
  restrictions imposed on our business by our credit facility, and risks related to default on our obligations under our credit facility;

  •
  our limited operating history;

  •
  risks related to the quarterly fluctuation in our financial results;

  •
  our dependence on the success of abaloparatide-SC, and our inability to ensure that abaloparatide-SC will obtain regulatory approval or be successfully commercialized;

  •
  risks related to our clinical trials, including having most of our products in early stage clinical trials and uncertainty that results will support our product candidate claims;

  •
  the risk that adverse side effects will be identified during the development of our product candidates;

  •
  the risk that product candidates for which we obtain marketing approval, if any, could be subject to restrictions or withdrawal from the market and that we may be subject to penalties;

  •
  failure to achieve market acceptance of our product candidates;

  •
  risks related to the use of our limited resources on particular product candidates and not others;

  •
  delays in enrollment of patients in our clinical trials, which could delay or prevent regulatory approvals;

  •
  the dependence of our drug development program upon third-parties who are outside our control;

  •
  the risk that a regulatory or government official will determine that third-parties with a financial interest in the outcome of the Phase 3 study of abaloparatide-SC affected the reliability of the data from the study;

  •
  our reliance on third parties to formulate and manufacture our product candidates;

  •
  failure to establish additional collaborations;

  •
  our lack of experience selling, marketing and distributing products and our lack of internal capability to do so;

  •
  failure to compete successfully against other drug companies;

  •
  developments by competitors that may render our products or technologies obsolete or non-competitive;

  •
  risks related to the fact that our drugs may sell for inadequate prices or patients may be unable to obtain adequate reimbursement;

  •
  the effects of product liability lawsuits on commercialization of our products;

  •
  failure to comply with obligations of our intellectual property licenses;

  •
  failure to protect our intellectual property or failure to secure necessary intellectual property related to abaloparatide-SC, abaloparatide-TD, RAD1901 and/or RAD140;

  •
  our or our licensors' inability to obtain and maintain patent protection for technology and products;

  •
  risks related to our compliance with patent application requirements;

  •
  failure to protect the confidentiality of our trade secrets;

  •
  risks related to our infringement of third parties' rights;

  •
  risks associated with intellectual property litigation, including expending substantial resources and distracting personnel from their normal responsibilities;

  •
  risks related to employees' disclosure of former employers' trade secrets;

  •
  risks associated with healthcare reform;

  •
  our failure to comply with healthcare laws and regulations;

  •
  our exposure to claims associated with the use of hazardous materials and chemicals;

  •
  the inability to successfully manage our growth;

  •
  risks relating to business combinations and acquisitions;

  •
  our reliance on key executive officers and advisors;

  •
  our inability to hire additional qualified personnel;

  •
  volatility in the price of our common stock;

  •
  capital appreciation being the only source of gain for our common stock;

  •
  risks related to increased costs and compliance initiatives associated with operating as a public company;

  •
  our directors, executive officers and principal stockholders' substantial control over us, which could delay or prevent a change in control;

  •
  decline in the price of our common stock due to future sales of our common stock or inaccurate or unfavorable information about us;

  •
  provisions in our charter documents and Delaware law that could discourage takeover attempts; and

  •
  limitation of our ability to use our net operating loss carryforwards and certain other tax attributes.

All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading "Risk Factors" in this prospectus supplement and elsewhere, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. These forward-looking statements speak only as of the date of this prospectus supplement. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $                million, or approximately $                million, if the underwriters exercise their option to purchase additional shares in full.

We intend to use the net proceeds we receive in this offering to fund further development of RAD1901 for the treatment of metastatic breast cancer and vasomotor symptoms and development of our other product candidates and for other general corporate and working capital purposes.

We have not determined the amounts we plan to spend in any of the areas identified above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds to us from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our commercialization efforts, acquisition and investment opportunities and other factors. Pending use of the proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities or certificates of deposit.

PRICE RANGE OF COMMON STOCK

Our common stock has been publicly traded on The NASDAQ Global Market under the symbol "RDUS" since our initial public offering on June 5, 2014. Prior to our initial public offering, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by The NASDAQ Global Market.

2014	High	Low
Third Quarter (through September 30, 2014)	$24.28	$8.09
Second Quarter (from June 5, 2014)	$14.60	$7.46

On September 30, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $21.00. As of September 29, 2014, there were 29,747,797 shares of our common stock outstanding held by approximately 46 holders of record.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, the terms of our credit facility with Solar Capital Ltd. and Oxford Finance LLC limit our ability to pay cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

 DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

As of June 30, 2014, we had a net tangible book value of $39.7 million, or $1.34 per share of common stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at June 30, 2014.

After giving effect to the issuance and sale by us of               shares of common stock in this offering and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2014 would have been approximately $                million, or approximately $               per share. This amount represents an immediate increase in as adjusted net tangible book value of $               per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $               per share to new investors purchasing shares of common stock in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share		$
Net tangible book value per share as of June 30, 2014	$1.34
Increase in as adjusted net tangible book value per share attributable to this offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise their option in full, our as adjusted net tangible book value per share at June 30, 2014 after giving effect to this offering would have been $               per share, and the dilution in as adjusted net tangible book value per share to investors in this offering would have been $               per share.

The above discussion and table are based on 29,726,194 shares of our common stock outstanding as of June 30, 2014, which does not include the following:

  •
  2,879,424 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2014, at a weighted average exercise price of $7.26 per share;

  •
  1,371,077 shares of common stock reserved for issuance under our 2011 equity incentive plan as of June 30, 2014; and

  •
  1,409,755 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2014 at a weighted average exercise price of $13.81 per share.

To the extent any of these outstanding options is exercised, there will be further dilution to new investors. If all of such outstanding options had been exercised as of June 30, 2014, the as adjusted net tangible book value per share after this offering would be $               and total dilution per share to new investors would be $               .

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated as of the date of this prospectus supplement, among us, and Jefferies LLC and Cowen and Company, LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Jefferies LLC
Cowen and Company, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $               per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $               per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $               . We have also agreed to reimburse the underwriters for certain expenses, including up to an aggregate of $               in connection with the clearance of this offering with the Financial Industry Regulatory Authority, as set forth in the underwriting agreement.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol "RDUS."

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of                             shares from us, at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We and our officers and directors together with their affiliated entities have agreed that, without the prior written consent of each of Jefferies LLC and Cowen and Company, LLC, we and they will not:

  •
  sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, common stock, whether any such transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

  •
  publicly announce an intention to effect any of the foregoing,

for a period of 90 days after the date of this prospectus supplement. However, in the case of our officers and directors (and their affiliated entities), these lock-up restrictions will generally not apply to:

  •
  bona fide gifts made by the holder;

  •
  the exercise of any option, warrant or other right to acquire shares of common stock, the settlement of any stock-settled stock appreciation rights, restricted stock or restricted stock units, or the conversion of any convertible security into our securities;

  •
  dispositions to immediate family members or to any trust for the direct or indirect benefit of the holder and/or the immediate family of the holder, an dispositions by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the holder;

  •
  the surrender or forfeiture of shares of common stock to us to satisfy tax withholding obligations upon exercise or vesting of stock options or equity awards or to pay the exercise price of options to purchase shares of common stock;

  •
  securities transferred to one or more affiliates of the holder and distributions of securities to limited partners, members or stockholders of the holder;

  •
  transactions relating to securities acquired in open market transactions after the date of this prospectus supplement;

  •
  the entry into any trading plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that such plan does not provide for any sales or other dispositions of common stock during the 90-day restricted period;

  •
  in the case of entities affiliated with our officers and directors, shares of common stock acquired in our initial public offering of common stock; or

  •
  transfers in connection with a bona fide change in control transaction.

However, for certain of these transfers prior to the expiration of the Lock-up Period, no public disclosure or filing under the Securities Exchange Act of 1934, as amended, by any party to the transfer (donor, donee, transferor or transferee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of common stock in connection with such permitted transfers. Additionally, except for transfers related to securities acquired on the open market or in the initial public offering of our common stock, transfers in connection with a bona fide change in control transaction or the surrender or forfeiture of shares of common stock to us to satisfy tax withholding obligations upon exercise or vesting of stock options or equity awards, as described above, any transferee under the excepted transfers above must agree in writing, prior to the transfer, to be bound by the lock-up agreements.

Additionally, in our case, the lock-up restrictions will not apply to:

  •
  equity-based awards granted pursuant to our equity incentive plans described in this prospectus supplement or the documents incorporated by reference into this prospectus supplement, including any amendments to those plans, and shares of common stock issued upon the exercise of any equity-based awards;

  •
  shares of common stock issued upon the conversion of outstanding securities described in this prospectus supplement or the documents incorporated by reference into this prospectus supplement;

  •
  the filing of a registration statement on Form S-8 relating to register shares issuable pursuant to our equity incentive plans;

  •
  shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock issued, sold or delivered in connection with any acquisition or strategic investment (including without limitation any license, collaboration, joint venture, strategic alliance or partnership) as long as (x) the aggregate number of shares of common stock so issued, sold or delivered does not exceed 5% of the number of shares of common stock outstanding immediately after the offering, and (y) each recipient of any such shares or other securities agrees to restrictions on the resale of such securities (and any other securities into which such securities may be converted or for which they may be exercised or exchanged) that are consistent with the lock-up agreements described above for the remainder of such 90-day period.

Notwithstanding the foregoing, if (1) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the period that is 15 calendar days plus 3 business days after the date of the issuance of the earnings release or the occurrence of the material news or material event.

Jefferies LLC and Cowen and Company, LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Jefferies LLC and Cowen and Company, LLC will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

"Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, or publish or express independent research views in respect of such securities or instruments, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Disclaimers About Non-U.S. Jurisdictions

Australia

This prospectus is not a disclosure document for the purposes of Australia's Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

  •
  to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending

Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore.

Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

  •
  to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  •
  where no consideration is given for the transfer; or

  •
  where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Bingham McCutchen LLP is counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements of Radius Health, Inc. included in Radius Health, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.radiuspharm.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

We incorporate by reference the following information or documents that we have filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014, as amended by our Amendment No. 1 to Annual Report on From 10-K/A for the fiscal year ended December 31, 2013, filed with the SEC on April 3, 2014.

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 14, 2014, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 12, 2014.

  •
  Our Current Reports on Form 8-K filed with the SEC on January 7, 2014, January 8, 2014, February 3, 2014, February 11, 2014, February 21, 2014, February 28, 2014, March 10, 2014, April 1, 2014, April 30, 2014, May 20, 2014, June 2, 2014, June 13, 2014, July 11, 2014 and October 1, 2014.

  •
  The description of our Common Stock contained in our Registration Statement on Form 8-A, dated and filed with the SEC on May 2, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

We incorporate by reference into this prospectus supplement and accompanying prospectus all reports and other documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. The reports and documents specifically listed above or filed in the future (excluding any information furnished to, rather than filed with, the SEC) are deemed to be part of this prospectus supplement and accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Radius Health, Inc.
950 Winter St.
Waltham, MA 02451
(617) 551-4700

 Attention: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus supplement.

PROSPECTUS

Radius Health, Inc.

$150,000,000

Common Stock
Preferred Stock
Warrants
Units

        We may offer and sell up to $150,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

        Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

        We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

        Our common stock is listed on The NASDAQ Global Market under the symbol "RDUS." On August 29, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $13.68 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2014.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $150,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        When we refer to "Radius," "we," "our," "us" and the "Company" in this prospectus, we mean Radius Health, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to "you," we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our website address is www.radiuspharm.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2013, filed with the SEC on April 3, 2014.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 14, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 12, 2014.

  •
  Our Current Reports on Form 8-K filed with the SEC on January 7, 2014, January 8, 2014, February 3, 2014, February 11, 2014, February 21, 2014, February 28, 2014, March 10, 2014, April 1, 2014, April 30, 2014, May 20, 2014, June 2, 2014, June 13, 2014 and July 11, 2014.

  •
  The description of our Common Stock contained in our Registration Statement on Form 8-A, dated and filed with the SEC on May 2, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

        All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

        You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Radius Health, Inc.
950 Winter St.
Waltham, MA 02451
(617) 551-4700
Attention: Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

 THE COMPANY

        We are a science-driven biopharmaceutical company focused on developing novel differentiated therapeutics for patients with osteoporosis as well as other serious endocrine-mediated diseases. Our lead product candidate is abaloparatide (BA058), a bone anabolic for the treatment of osteoporosis delivered via subcutaneous injection, which we refer to as Abaloparatide-SC. We are currently in Phase 3 development of Abaloparatide-SC and expect to announce top-line data from this study in late 2014. If the results are positive, we plan to submit a new drug application, or NDA, in the United States, and a marketing authorization application, or MAA, in Europe, in mid-2015. We hold worldwide commercialization rights to Abaloparatide-SC, other than in Japan, and with a favorable regulatory outcome, we anticipate our first commercial sales of Abaloparatide-SC will take place in 2016. We are leveraging our investment in Abaloparatide-SC to develop Abaloparatide-TD. We expect this line extension will provide improved patient convenience by enabling administration of abaloparatide through a short-wear-time transdermal patch. We have recently completed a successful Phase 2 proof of concept study of Abaloparatide-TD.

        Our current clinical product portfolio also includes a novel oral agent, RAD1901, a selective estrogen receptor down-regulator/degrader, or SERD. We are developing RAD1901 at higher doses, for the treatment of metastatic breast cancer, including breast cancer brain metastases, or BCBM, and intend to advance its development with the initiation of two Phase 1 clinical trials, including a maximum tolerated dose study that has commenced patient screening, and a Phase 1b clinical trial in metastatic breast cancer, which is expected to commence in late 2014. We expect that patients enrolled in the Phase 1b clinical trial will include patients with metastatic breast cancer and patients with metastatic breast cancer that has spread to the central nervous system. The precise population will be defined in the study protocol and determined in conjunction with our investigators. At low doses, RAD1901 acts as a selective estrogen-receptor modulator, or SERM. Low-dose RAD1901 has shown efficacy for the treatment of vasomotor symptoms such as hot flashes in a successful Phase 2 proof of concept study.

        We were incorporated in Delaware on February 4, 2008 under the name MPM Acquisition Corp. In May 2011, we entered into a reverse merger transaction, or the Merger, with our predecessor, Radius Health, Inc., a Delaware corporation formed on October 3, 2003, or the Former Operating Company. Pursuant to the Merger, the Former Operating Company became a wholly-owned subsidiary of ours. Immediately following the Merger, we merged the Former Operating Company with and into us, and we assumed the business of the Former Operating Company and changed our name to "Radius Health, Inc."

        Our principal executive offices are located at 950 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (617) 551-4700. Our website address is www.radiuspharm.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, operating results and business.

        We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "could," "expect," "intend," "plan," "predict," "anticipate," "estimate," "continue" or other words and terms of similar meaning and the use of future dates. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially from those matters expressed or implied by our forward-looking statements. Forward-looking statements are only predictions or statements of current plans and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference in its entirety, any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference. Such risks and uncertainties are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update, amend or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements, except as otherwise required by law. We advise you, however, to consult any further disclosures we make on related subjects in our future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K we file with or furnish to the SEC.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

 SELECTED FINANCIAL DATA

        You should read the following selected financial data together with our financial statements and the related notes contained in Item 8 of Part II of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and our financial statements and the related notes contained in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference into this prospectus, except that share and per share information for the periods ended December 31, 2013, 2012, 2011, 2010 and 2009 have been revised to reflect the one-for-2.28 reverse stock split for our outstanding shares of common stock effective April 24, 2014. The selected data in this section is not intended to replace the consolidated financial statements included in our Annual Report on Form 10-K/A, except that share and per share information for the periods ended December 31, 2013, 2012, 2011, 2010 and 2009 have been revised to reflect the one-for-2.28 reverse stock split.

        We have derived the statements of operations data for each of the three years ended December 31, 2011, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 from the audited financial statements contained in Item 8 of Part II of our Annual Report on Form 10-K/A for the year ended December 31, 2013. The selected balance sheet data as of December 31, 2009, 2010 and 2011 and the statement of operations data for the years ended December 31, 2009 and 2010 has been derived from the audited financial statements for such years not included in our Annual Report on Form 10-K/A for the year ended December 31, 2013. The consolidated statement of operations data set forth below for the six months ended June 30, 2014 and the consolidated balance sheet data as of June 30, 2014 have been derived from our financial statements included in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is incorporated by reference into this prospectus.

        The financial information set forth below for the years ended December 31, 2009, 2010 and 2011 have been recast to reflect the adoption of Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income.

        The historical financial information set forth below may not be indicative of our future performance and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in Item 7 of Part II and Item 8 of Part II, respectively, of our Annual Report on Form 10-K/A for the year ended December 31, 2013, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in Item 2 of Part I and Item 1 of Part I, respectively, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference.

	Year Ended December 31,					Six Months Ended June 30,
Statement of Operations and Comprehensive Loss Data	2013	2012	2011	2010	2009	2014	2013
	(in thousands)					(unaudited)
Revenue:
Option fee	$—	$—	$—	$—	$1,616	$—	$—
Operating expenses:
Research and development	60,536	54,961	36,179	11,692	14,519	20,335	33,527
General and administrative	6,829	9,469	5,330	3,630	2,668	5,209	3,022
Restructuring	—	—	—	217	—	—	—

Loss from operations	(67,365)	(64,430)	(41,509)	(15,539)	(15,571)	(25,544)	(36,549)
Other income (expense):
Other income (expense), net	9,085	(2,095)	(236)	824	(7)	(709)	10,072
Interest (expense) income, net	(2,410)	(2,603)	(731)	85	489	(844)	(1,340)

Net loss	(60,690)	(69,128)	(42,476)	(14,630)	(15,089)	(27,097)	(27,817)

Other comprehensive loss, net of tax:
Unrealized (loss) gain from available-for-sale securities	—	(5)	8	(18)	(232)	1	3

Comprehensive loss	$(60,690)	$(69,133)	$(42,468)	$(14,648)	$(15,321)	$(27,096)	$(27,814)

Net (loss) earnings attributable to common stockholders	$(78,161)	$(83,120)	$113	$(26,773)	$(26,494)	$(36,097)	$(35,767)

(Loss) earnings per share—basic	$(203.91)	$(225.71)	$0.51	$(190.20)	$(188.52)	$(9.11)	$(93.89)

(Loss) earnings per share—diluted	$(203.91)	$(225.71)	$0.06	$(190.20)	$(188.52)	$(9.11)	$(93.89)

Weighted average shares—basic	383,310	368,261	219,254	140,764	140,537	3,962,559	380,942
Weighted average shares—diluted	383,310	368,261	1,774,935	140,764	140,537	3,962,559	380,942

	As of December 31,					June 30,
Balance Sheet Data	2013	2012	2011	2010	2009	2014
	(in thousands)					(unaudited)
Cash and cash equivalents	$12,303	$18,653	$25,128	$10,582	$7,896	$48,371
Marketable securities	—	4,000	31,580	7,969	23,826	30,650
Working capital	(22,675)	8,026	56,607	15,448	29,882	59,735
Total assets	12,758	25,300	63,637	18,969	32,084	81,130
Total liabilities	37,257	55,312	26,589	3,385	1,989	41,382
Total convertible preferred stock and redeemable convertible preferred stock	252,802	170,649	156,658	143,836	131,694	—
Total liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders' deficit	12,758	25,300	63,637	18,969	32,084	81,130

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

        The following table sets forth the historical ratios of earnings to fixed charges and preferred share dividends for Radius and its consolidated subsidiaries for the periods indicated.

	Year Ended December 31,
						Six Months Ended June 30, 2014
	2009	2010	2011	2012	2013
Ratio of earnings (loss) to fixed charges(1)	—	—	—	—	—	—
Ratio of earnings (loss) to combined fixed charges and preferred share dividends(2)	—	—	—	—	—	—

(1)
Earnings were inadequate to cover fixed charges for the years ended December 31, 2009, 2010, 2011, 2012 and 2013 by $15.1 million, $14.6 million, $42.5 million, $69.1 million and $60.7 million, respectively, and for the six months ended June 30, 2014, by $27.1 million.

(2)
Earnings were inadequate to cover fixed charges and preferred dividends for the years ended December 31, 2009, 2010, 2011, 2012 and 2013 by $15.1 million, $14.6 million, $53.4 million, $83.1 million and $101.3 million, respectively, and for the six months ended June 30, 2014, by $46.2 million.

 DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. The following description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our restated certificate of incorporation and amended and restated bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

        As of August 12, 2014, there were 29,746,629 shares of our common stock outstanding.

        Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our stockholders do not have cumulative voting rights. Accordingly, the holders of a majority of the voting shares are able to elect all of the directors. Subject to preferential dividend rights of any series of preferred stock that we may designate and issue in the future, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation or dissolution, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Options and Warrants

        As of August 12, 2014, we had outstanding options to purchase an aggregate of 2,459,533 shares of common stock with a weighted average exercise price of $6.98 per share and warrants to purchase an aggregate of 1,379,787 shares of our common stock at a weighted average exercise price of $13.97 per share.

Registration Rights

        As of August 29, 2014, holders of 17,176,394 shares of our common stock were entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act pursuant to a fifth amended and restated stockholders' agreement by and among us and certain of our stockholders. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

  Demand Registration Rights

        At any time beginning on December 2, 2014, which is 180 days following the effective date of the registration statement relating to the initial public offering of our common stock, the holders of at least 30% of the registrable securities, as defined under the stockholders' agreement, have the right to demand that we file a registration statement to register all or a portion of their shares, subject to specified exceptions. If we are eligible to file a registration statement on Form S-3, the holders of at least 10% of the registrable securities, as defined under our stockholders' agreement, have the right to demand that we file a registration statement on Form S-3 so long as the aggregate offering price of the securities to be sold under the registration statement on Form S-3 is at least $10,000,000, net of underwriting discounts and commissions, and subject to specified exceptions.

  Piggyback Registration Rights

        If we register any securities for public sale, holders of registrable securities, as defined under our stockholders' agreement, are entitled to written notice of the registration and will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

  Expenses of Registration

        Generally, we are required to bear all registration expenses incurred in connection with the demand and piggyback registrations described above, other than underwriting discounts and commissions.

  Expiration of Registration Rights

        The demand and piggyback registration rights discussed above will terminate if all of a holder's registrable securities may be sold without restriction under Rule 144 of the Securities Act or, if earlier, on June 30, 2017.

Anti-Takeover Provisions

        Our restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders.

        Our restated certificate of incorporation requires a two-thirds stockholder vote for the amendment, repeal or modification of certain provisions of our restated certificate of incorporation and amended and restated bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the two-thirds stockholder voting requirements make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, creditors or other of constituents; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Our restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

        These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  if, before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  if, upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  if, on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exchange Listing

        Our common stock is listed on The NASDAQ Global Market under the symbol "RDUS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

        The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

  •
  the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

  •
  the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

  •
  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

  •
  the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

  •
  the terms of any rights to redeem or call the warrants;

  •
  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  •
  United States Federal income tax consequences applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

        Holders of equity warrants will not be entitled:

  •
  to vote, consent or receive dividends;

  •
  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

  •
  exercise any rights as stockholders of Radius.

        Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

 DESCRIPTION OF UNITS

        We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

        The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

        If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

  •
  the title of the series of units;

  •
  identification and description of the separate constituent securities comprising the units;

  •
  the price or prices at which the units will be issued;

  •
  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  •
  a discussion of certain United States federal income tax considerations applicable to the units; and

  •
  any other terms of the units and their constituent securities.

 GLOBAL SECURITIES

Book-Entry, Delivery and Form

        Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

        Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

        So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

        Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

        DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

        As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

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  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

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  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

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  an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

        We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

        Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

        If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

        Any common stock will be listed on The NASDAQ Global Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

 LEGAL MATTERS

        Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Radius Health, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements of Radius Health, Inc. incorporated by reference in Radius Health, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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Radius Health, Inc.

Common Stock

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Cowen and Company

                             , 2014